               FIRST CAPITAL, INC. REPORTS 2006 EARNINGS RESULTS

Corydon, Indiana--January 26, 2007. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $3.7 million or $1.30 per diluted share for the year ended December 31, 2006, compared to $3.7 million or $1.29 per diluted share for the year ended December 31, 2005. The earnings per share figure for 2005 has been adjusted to account for the stock dividend declared on June 19, 2006.

Net interest income after provision for loan losses decreased $93,000 for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Interest income increased $2.6 million when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 5.95% during the year ended December 31, 2005 to 6.38% for 2006. The average balance of interest-earning assets increased from $403.5 million in 2005 to $417.9 million in 2006. Interest expense increased $2.4 million as the average cost of interest-bearing liabilities increased from 2.93% to 3.48% when comparing the same two periods. The average balance of those liabilities increased from $353.6 million in 2005 to $365.8 in 2006. The provision for loan losses increased $247,000 to $810,000 for the year ended December 31, 2006.

Noninterest income increased $469,000 for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Service charges on deposit accounts increased $254,000 while gains on the sale of mortgage loans and other income increased $184,000 and $129,000, respectively, when comparing the two periods.

Noninterest expenses increased $398,000 during 2006 compared to the year ended December 31, 2005. An increase in compensation and benefits represented $283,000 of the additional expenses, primarily due to normal salary increases and an increase in the cost of employee insurance. Other operating expenses increased $95,000 during the year ended December 31, 2006 as compared to the year ended December 31, 2005 primarily due to losses on the sale of foreclosed assets and other expenses associated with those assets.

For the quarter ended December 31, 2006, the Company earned $986,000 or $0.35 per diluted share compared to $985,000 or $0.35 per diluted share for the same period in 2005. The earnings per share figure for 2005 has been adjusted to account for the stock dividend declared on June 19, 2006.

Net interest income after provision for loan loss decreased $226,000 during the quarter ended December 31, 2006 as compared to the quarter ended December 31, 2005. Interest income increased $663,000 when comparing the two periods, due to an increase in the average tax-equivalent yield on interest earning assets from 6.12% during the fourth quarter of 2005 to 6.50% during the same period of 2006. Interest expense increased $764,000 as the average cost of interest-bearing liabilities increased from 3.08% to 3.77% when comparing the two periods. The provision for loan losses increased $125,000 when comparing the two periods.

Noninterest income increased $361,000 when comparing the quarter ended December 31, 2006 to the quarter ended December 31, 2005, primarily due to increases in other income and gains on the sale of mortgage loans of $147,000 and $145,000, respectively.

Noninterest expenses increased $141,000 when comparing the quarter ended December 31, 2006 to the quarter ended December 31, 2005, primarily due to increases of $55,000 in compensation and benefits expense and $38,000 in other operating expenses. The increase in other operating expenses is primarily due to losses and expenses on foreclosed assets.

Total assets as of December 31, 2006 were $457.1 million compared to $438.4 million at December 31, 2005. Net loans receivable and cash and cash equivalents increased $11.1 million and $9.8 million, respectively. The primary funding for this growth was provided by increases in deposits and retail repurchase agreements of $13.9 million and $8.5 million, respectively.

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First Harrison Bank currently has eleven offices in the Indiana communities of
Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. The Bank has received regulatory approval to open a new office in Salem, Indiana. Construction is expected to begin on or around April 1, 2007. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement with Great American Advisors, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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
                               FIRST CAPITAL, INC. AND SUBSIDIARY
                          Consolidated Financial Highlights (Unaudited)

(Dollars in thousands,
except per share data)
                                                               TWELVE MONTHS ENDED                      THREE MONTHS ENDED
                                                                   DECEMBER 31,                             DECEMBER 31,
OPERATING DATA                                               2006              2005                     2006          2005
                                                             ----              ----                     ----          ----
Total interest income                                   $    26,211      $     23,659              $     6,791    $     6,128
Total interest expense                                       12,741            10,343                    3,504          2,740
                                                        -----------      ------------              -----------    -----------
Net interest income                                          13,470            13,316                    3,287          3,388
Provision for loan losses                                       810               563                      225            100
                                                        -----------      ------------              -----------    -----------
Net interest income after provision for loan losses          12,660            12,753                    3,062          3,288

Total non-interest income                                     3,430             2,961                    1,054            693
Total non-interest expense                                   10,510            10,112                    2,605          2,464
                                                        -----------      ------------              -----------    -----------
Income before income taxes                                    5,580             5,602                    1,511          1,517
Income tax expense                                            1,872             1,914                      525            532
                                                        -----------      ------------              -----------    -----------
Net income                                              $     3,708      $      3,688              $       986    $       985
                                                        ===========      ============              ===========    ===========

Net income per common share, basic                      $      1.31      $       1.31              $      0.35    $      0.35
                                                        ===========      ============              ===========    ===========

Weighted average common shares outstanding - basic        2,823,372         2,821,772                2,824,424      2,820,147

Net income per common share, diluted                    $      1.30      $       1.29              $      0.35    $      0.35
                                                        ===========      ============              ===========    ===========

Weighted average common shares outstanding -
  diluted                                                 2,848,229         2,848,640                2,850,449      2,842,689

OTHER FINANCIAL DATA

Cash dividends per share                                $      0.68      $       0.62              $      0.17    $      0.16
Return on average assets (three month data,
  annualized)                                                  0.84%             0.86%                    0.88%          0.91%
Return on average equity (three month data,
  annualized)                                                  8.64%             8.91%                    9.01%          9.40%
Net interest margin                                            3.34%             3.39%                    3.20%          3.42%
Net overhead expense as a percentage
  of average assets (three month data, annualized)             2.37%             2.35%                    2.33%          2.27%

BALANCE SHEET                                                DECEMBER 31,     DECEMBER 31,
INFORMATION                                                     2006             2005
                                                                ----             ----
Cash and cash equivalents                                  $   24,468       $   14,673
Investment securities                                          72,480           76,915
Gross loans                                                   335,895          324,557
Allowance for loan losses                                       2,320            2,104
Earning assets                                                422,347          405,162
Total assets                                                  457,105          438,354
Deposits                                                      331,143          317,264
FHLB debt                                                      59,461           65,947
Repurchase agreements                                          19,228           10,704
Stockholders' equity                                           44,089           41,957
Non-performing assets:
  Nonaccrual loans                                              3,245            1,906
  Foreclosed real estate                                          941              749

CONTACT:
           First Capital
           Chris Frederick
           (812) 738-2198